                                                                 Exhibit (a)(4)

                        COOPER RIVER PROPERTIES, L.L.C.
                          One Insignia Financial Plaza
                        Greenville, South Carolina 29602


                                August 13, 1998


To:   The Limited Partners of
      Angeles Partners XII

      Enclosed for your review and consideration are documents relating to an offer by Cooper River Properties, L.L.C. ("Cooper River") to purchase your units of limited partnership interest in Angeles Partners XII for $600 in cash per unit. This offer will expire midnight, New York City time on September 10, 1998 (unless extended by Cooper River).

      Cooper River is an affiliate of the Managing General Partner of the Partnership.

      THE ENCLOSED DOCUMENTS CONTAIN IMPORTANT INFORMATION AND SHOULD BE READ CAREFULLY AND IN THEIR ENTIRETY BEFORE YOU DECIDE WHETHER TO SELL YOUR UNITS TO COOPER RIVER PURSUANT TO THIS OFFER.

      If you have any questions concerning the terms of the offer, or need assistance in completing the forms necessary to tender your units, please contact our Information Agent, Beacon Hill Partners, at (800) 854-9486.

      Thank you.


                                                Sincerely,


                                                Cooper River Properties, L.L.C.